EXHIBIT 99.1

AVX Corporation Announces Preliminary First Quarter Results

GREENVILLE, S.C. -- (BUSINESS WIRE) – July 28, 2010-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the first quarter ended June 30, 2010.

Highlights:

·	Revenue for the June 2010 quarter of $396.5 million increased 8% from the previous quarter and increased 36% from the first quarter of last year.
·	Gross Profit margin improved for the eighth consecutive quarter to 26% in the current quarter compared to 23% in the previous quarter and 19% in the same quarter last year.
·	Net income of $52.3 million, or $0.31 per share, for the June 2010 quarter.
·	Dividends of $7.7 million, or at a $0.18 per share annual rate, were paid during the first quarter of fiscal 2011.

Chief Executive Officer and President, John Gilbertson, stated, “We are pleased to report first quarter results that reflect sequential improvement over the previous quarter in both revenue and margins as we successfully leveraged the higher volumes with productivity improvements.  We are encouraged by the overall outlook for the electronic component industry as end user demand for electronic products continued to increase as evidenced by the strong bookings we recorded during the quarter. ”

For the quarter ended June 30, 2010, net sales increased sequentially over the previous quarter by $29.1 million, or 8%, to $396.5 million. Gross profit as a percent of sales improved over both the previous quarter and the same quarter last year to 26%.  Net income for the quarter was $52.3 million, or $0.31 per diluted share, compared to net income of $46.5 million, or $0.27 per diluted share in the previous quarter and net income of $24.3 million, or $0.14 per diluted share in the first quarter of the prior fiscal year.

Chief Financial Officer, Kurt Cummings, stated, “We have continued to generate positive operating cash flows.  The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $938.1 million and no debt at June 30, 2010. During the quarter, the Company paid $7.7 million of dividends to stockholders and spent $1 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30,
	2009	2010
Net sales	$292,040	$396,537
Cost of sales	237,198	293,885
Restructuring charges	700	-
Gross profit	54,142	102,652
Selling, general & admin. expense	27,331	30,510
Restructuring charges	300	-
Profit from operations	26,511	72,142
Other income	2,054	2,572
Income before income taxes	28,565	74,714
Provision for taxes	4,285	22,414
Net income	$24,280	$52,300

Basic income per share	$0.14	$0.31
Diluted income per share	$0.14	$0.31

Weighted average common shares outstanding:
Basic	170,332	170,107
Diluted	170,332	170,467

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2010	2010
Assets
Cash and cash equivalents	$415,974	$413,243
Short-term investments in securities	262,709	324,888
Available-for-sale securities	9,767	4,265
Accounts receivable, net	195,983	215,689
Inventories	357,105	369,814
Other current assets	74,820	73,706
Total current assets	1,316,358	1,401,605
Long-term investments in securities	219,993	189,993
Long-term available-for-sale securities	5,339	5,740
Property, plant and equipment, net	247,029	233,648
Goodwill and other intangibles	249,412	248,288
Other assets	13,361	8,395